Exhibit 99

April 26, 2017
Phoenix, Arizona
Knight Transportation Reports First Quarter 2017 Revenue and Earnings
Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest and most diversified truckload transportation companies, today reported revenue and net income for the first quarter ended March 31, 2017.
Key financial highlights for the first quarter of 2017 and 2016 were as follows:
(dollars in thousands, except per share data)	Three Months Ended March 31,
	2017	2016		Chg
Total Revenue	$271,182	$272,088		-0.3%
Revenue, excluding trucking fuel surcharge	$244,980	$253,583		-3.4%
Operating Income	$22,638	$38,727		-41.5%
Net Income attributable to Knight	$14,876	$23,017	*	-35.4%
Earnings per diluted share	$0.18	$0.28		-35.2%

* The first quarter of 2016 was recast to reflect the impact of the Company’s adoption of ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvement to Employee Share-based Payment Accounting, to simplify several aspects of the accounting for employee share-based payment transactions, including the income tax consequences. The standard was early adopted in the fourth quarter of 2016, and impacted the income statement by reducing the income tax expense, while reducing additional paid-in capital in the balance sheet for all periods of 2016.
The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on March 3, 2017, which was paid on March 27, 2017.
Dave Jackson, President and Chief Executive Officer, commented on the quarter, “The freight environment was weak in both January and February, particularly in California, but began to improve in March. Our leadership remains focused on improving the productivity of our assets, expanding our brokerage business, and enhancing our cost control measures. Despite the difficult environment, we expect improved results in the coming quarters.
“Our diluted earnings per share were $0.18, which compares to $0.28 per share in the first quarter of 2016.  However, by prudently managing capital investments, we built cash balances by approximately $37 million during the quarter.  A number of factors impacted our results on a year over year basis.  The combination of a 2.3% decline in our loaded rate per mile and 1.0% fewer miles per tractor on one less day in the quarter negatively impacted our results by $0.05 per diluted share. The combination of higher maintenance expense and increased driver recruiting costs also negatively impacted our results by approximately an additional $0.02 per diluted share.  Less gain on sale and increased net fuel cost as a percentage of revenue negatively impacted our results by approximately an additional $0.03 per diluted share. We also incurred approximately $0.01 per diluted share of professional fees associated with the recently announced merger with Swift Transportation.  Other income was also lower on a year over year basis but was offset by a more favorable tax rate.”

The following chart reflects our consolidated financial performance and that of our trucking and our logistics segments for the first quarter of 2017 and 2016.

(dollars in thousands)	Three Months Ended March 31,
	2017	2016	Chg
Consolidated
Revenue, excluding trucking fuel surcharge	$244,980	$253,583	-3.4%
Operating Income	$22,638	$38,727	-41.5%
Adjusted Operating Ratio(1)	90.8%	84.7%	610 bps

Trucking Segment
Revenue, excluding trucking fuel surcharge	$192,460	$199,413	-3.5%
Operating Income	$20,260	$35,922	-43.6%
Adjusted Operating Ratio(2)	89.5%	82.0%	750 bps

Logistics Segment
Revenue	$52,520	$54,170	-3.0%
Operating Income	$2,378	$2,805	-15.2%
Operating Ratio	95.5%	94.8%	70 bps

In the first quarter, the trucking segment achieved an adjusted operating ratio of 89.5% compared to 82.0% for the same quarter last year.  The operating ratio was negatively impacted by a decrease in revenue per tractor, excluding fuel surcharge, of 3.2%, year over year, attributable to a 2.3% lower average revenue per loaded mile, a 1.0% decrease in average miles per tractor, and a 10 basis point improvement in our non-paid empty mile percentage.  We experienced higher than normal cost inflation in areas such as maintenance, driver pay and recruiting, and professional fees, which impacted the operating ratio by approximately 240 basis points year over year.  Gain on sale and net fuel expense also continue to be a cost headwind on a year over year basis, and impacted the operating ratio by approximately 170 basis points. We remain focused on improving the productivity of our assets, developing our freight network, and intensely controlling our costs.
Our logistics segment consists of brokerage, intermodal, and other logistics services.  During the first quarter of 2017, the logistics segment produced an operating ratio of 95.5% compared to 94.8% for the same quarter last year, on slightly lower revenue.  During the first quarter of 2016, we exited our agriculture sourcing business which made up approximately 11.5% of our logistics revenue in the first quarter of 2016. Excluding the revenue from the agriculture sourcing business, the logistics segment increased revenue 9.5% in the first quarter of 2017 from the same quarter last year.   Brokerage revenue increased 14.3% in the first quarter of 2017 when compared to the same quarter last year as load volume increased 18.5%.  We plan to continue to invest in our logistics service offerings, which should continue to improve our return on capital compared with asset-based operations.

The used equipment market remained soft during the quarter and resulted in $0.8 million of gain on sale of revenue equipment in the first quarter of 2017, compared to $3.2 million in the first quarter of 2016. The average age of our tractor fleet is 2.4 years, which has increased from 1.7 years for the first quarter of 2016.  With rising new equipment prices and a weak used equipment market, we have extended the expected trade cycle of our tractors, and reduced our average tractor count by 1.5% when compared to the fourth quarter of 2016.  Reducing the invested capital in the trucking segment is prudent for the near term to maintain returns as much as possible in the current supply-demand environment.
Over the last twelve months ended March 31, 2017, we have returned $32.3 million to our shareholders in the form of quarterly dividends and stock repurchases. We ended the quarter with $44.8 million of cash, no long-term debt, and $798.4 million of shareholders' equity. Our net capital expenditures during the first quarter were $11.6 million, while our cash flow from operations was $65.5 million.
The company will hold a conference call on April 26, 2017, at 4:30 PM EDT, to further discuss its results of operations for the quarter ended March 31, 2017. The dial in number for this conference call is 1-855-733-9163. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investor.knighttrans.com/events, “First Quarter 2017 Conference Call Presentation.”
Adjusted operating ratio is a non-GAAP financial measure and is not intended to replace financial measures calculated in accordance with GAAP. This non-GAAP financial measure supplements our GAAP results in evaluating certain parts of our business.  We believe that using this measure affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the tables at the end of this press release.
Knight Transportation, Inc. is a provider of multiple truckload transportation and logistics services using a nationwide network of business units and service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also contracts with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for independent contractors.

INCOME STATEMENT DATA:

	Three Months Ended March 31,
	2017	2016
	(Unaudited, in thousands, except per share amounts)
REVENUE:
Revenue, before fuel surcharge	$244,980	$253,583
Fuel surcharge	26,202	18,505
TOTAL REVENUE	271,182	272,088

OPERATING EXPENSES:
Salaries, wages and benefits	82,510	83,603
Fuel expense - gross	35,232	26,771
Operations and maintenance	20,653	18,010
Insurance and claims	8,571	8,823
Operating taxes and licenses	4,431	5,487
Communications	1,186	1,205
Depreciation and amortization	29,682	28,402
Purchased transportation	58,625	57,785
Miscellaneous operating expenses	7,654	3,275
Total operating expenses	248,544	233,361

Income from operations	22,638	38,727

Interest income	58	94
Interest expense	(82)	(301)
Other income	722	1,286
Income before income taxes	23,336	39,806
INCOME TAXES	8,230	16,336	*
Net income	15,106	23,470	*
Net income attributable to noncontrolling interest	(230)	(453)
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$14,876	$23,017	*

Basic Earnings Per Share	$0.19	$0.29
Diluted Earnings Per Share	$0.18	$0.28

Weighted Average Shares Outstanding - Basic	80,310	80,707
Weighted Average Shares Outstanding - Diluted	81,255	81,468

BALANCE SHEET DATA:
	03/31/17	12/31/16
ASSETS	(Unaudited, in thousands)
Cash and cash equivalents	$44,777	$8,021
Trade receivables, net of allowance for doubtful accounts	127,624	142,167
Notes receivable, net of allowance for doubtful accounts	546	560
Prepaid expenses	14,239	13,244
Assets held for sale	12,550	9,634
Other current assets	8,174	8,159
Income Tax Receivable	2,263	8,406
Total Current Assets	210,173	190,191

Property and equipment, net	779,071	802,858
Notes receivable, long-term	2,840	3,047
Goodwill	47,026	47,031
Intangible Assets, net	2,450	2,575
Other long-term assets, restricted cash and investments	28,193	32,823
Total Long-term Assets	859,580	888,334

Total Assets	$1,069,753	$1,078,525

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$10,884	$18,006
Accrued payroll and purchased transportation	22,144	25,017
Accrued liabilities	20,185	16,722
Claims accrual - current portion	19,476	18,633
Dividend payable - current portion	290	272
Total Current Liabilities	72,979	78,650

Claims accrual - long-term portion	13,886	13,290
Long-term dividend payable and other liabilities	1,569	1,854
Deferred tax liabilities	180,910	178,000
Long-term debt	-	18,000
Total Long-term Liabilities	196,365	211,144

Total Liabilities	269,344	289,794

Common stock	804	802
Additional paid-in capital	226,779	223,267
Retained earnings	570,826	562,404
Total Knight Transportation Shareholders' Equity	798,409	786,473
Noncontrolling interest	2,000	2,258
Total Shareholders' Equity	800,409	788,731
Total Liabilities and Shareholders' Equity	$1,069,753	$1,078,525

	Three Months Ended March 31,
	2017	2016	% Change
	(Unaudited)
OPERATING STATISTICS

Average Revenue Per Tractor**	$41,177	$42,528	-3.2%

Non-paid Empty Mile Percent	12.6%	12.7%	-0.8%

Average Length of Haul	497	496	0.2%

Adjusted Operating Ratio (1)	90.8%	84.7%

Average Tractors - Total	4,674	4,689

Average Trailers - Total	12,444	11,967

Net Capital Expenditures (in thousands)	$11,575	$11,718

Cash Flow From Operations (in thousands)	$65,484	$69,375 *

* Recast to reflect the impact of the Company’s adoption of ASU 2016-09, Compensation-Stock Compensation (Topic 718): Improvement to Employee Share-based Payment Accounting, to simplify several aspects of the accounting for employee share-based payment transactions, including the income tax consequences. The standard was early adopted in the fourth quarter of 2016, and impacted the income statement by reducing the income tax expense and therefore net income, while reducing additional paid-in capital in the balance sheet for all periods of 2016.

** Includes trucking segment revenue excluding fuel surcharge.

GAAP to Non-GAAP Reconciliation Schedules:
(1)
Non-GAAP reconciliation
Operating ratio and adjusted operating ratio reconciliation (a)

	Three Months Ended March 31,
	2017	2016
	(Unaudited, in thousands)

Total revenue	$271,182	$272,088
Less: Trucking fuel surcharge	26,202	18,505
Revenue, excluding trucking fuel surcharge	$244,980	$253,583
Operating expense	248,544	233,361
Adjusted for:
Trucking fuel surcharge	(26,202)	(18,505)
Adjusted operating expenses	222,342	214,856
Operating income	$22,638	$38,727
Operating ratio	91.7%	85.8%
Adjusted operating ratio	90.8%	84.7%

(2)
Non-GAAP reconciliation
Operating ratio and adjusted operating ratio for trucking segment (a)

	Three Months Ended March 31,
	2017	2016
	(Unaudited, in thousands)
Trucking
Total revenue	$218,662	$217,918
Less: Trucking fuel surcharge	26,202	18,505
Revenue, excluding trucking fuel surcharge	$192,460	$199,413
Operating expense	198,402	181,996
Adjusted for:
Trucking fuel surcharge	(26,202)	(18,505)
Adjusted operating expenses	172,200	163,491
Operating income	$20,260	$35,922
Operating ratio	90.7%	83.5%
Adjusted operating ratio	89.5%	82.0%

(a) Adjusted operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge.  We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:  David A. Jackson, President and CEO, or Adam W. Miller, CFO at (602) 606-6315

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